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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Pusey                              Gregory                   S.
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   (Last)                           (First)             (Middle)

106 S. University Boulevard, #14
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                                    (Street)

   Denver                           Colorado             80209
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

AspenBio, Inc. (APNB)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

01/28/03
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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

      [X]  Director                             [X]  10% Owner
      [X]  Officer (give title below)           [ ]  Other (specify below)
           Secretary

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.
                                                                                                         Number    10.
                                                                                                         of        Owner-
                                                                                                         deriv-    ship
                                                                                                         ative     Form
             2.                                                                                          Secur-    of
             Conver-                            5.                             7.                        ities     Deriv-  11.
             sion                               Number of                      Title and Amount          Bene-     ative   Nature
             or                                 Derivative    6.               of Underlying     8.      ficially  Secur-  of
             Exer-            3A.      4.       Securities    Date             Securities        Price   Owned     ity:    In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-   Direct  direct
             Price   3.       Execut-  action   or Disposed   Expiration Date  ----------------  Deriv-  ing       (D) or  Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)           Amount  ative   Reported  In-     ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------           or      Secur-  Trans-    direct  Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-           Number  ity     action(s) (I)     ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion              of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date    Title     Shares  5)      4)        4)      4)
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Option       $1.00   1/28/03           S               30,000 12/23/01 1/01/07 Common    30,000  $.001   330,000*  I       By
(Right to                                                                      Stock                                       Cambridge
Buy)                                                                                                                       Holdings,
                                                                                                                           Ltd.
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Explanation of Responses:

* There were no changes in other non-derivative and derivative securities held by the Reporting Person.


/s/ Gregory S. Pusey                                       January 29, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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